UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 2, 2008 (May 27, 2008)
Alnylam Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-50743	77-0602661

(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Third Street, Cambridge, MA	02142

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 551-8200
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Item 1.01. Entry into a Material Definitive Agreement
SIGNATURE

Item 1.01.	Entry into a Material Definitive Agreement.
     On May 27, 2008, Alnylam Pharmaceuticals, Inc. (“Alnylam”) entered into a license and collaboration agreement (the “Collaboration Agreement”) with Takeda Pharmaceutical Company Limited, a Japanese corporation (“Takeda”), to pursue the development and commercialization of RNA interference (“RNAi”) therapeutics. The Collaboration Agreement provides for the grant to Takeda of a non-exclusive, worldwide, royalty-bearing license to Alnylam’s intellectual property to develop, manufacture, use and commercialize RNAi therapeutics, subject to Alnylam’s existing contractual obligations to third parties. The license initially is limited to the fields of oncology and metabolic disease and may be expanded at Takeda’s option to include other therapeutic areas, subject to specified conditions.
     Pursuant to the Collaboration Agreement, Alnylam and Takeda have also agreed to collaborate on the research of RNAi therapeutics directed to one or two disease targets agreed to by the parties, subject to Alnylam’s existing contractual obligations with third parties. Takeda also has the option, subject to certain conditions, to collaborate with Alnylam on the research and development of RNAi drug delivery technology for targets agreed to by the parties. The collaboration between Alnylam and Takeda will be governed by a joint research collaboration committee and a joint delivery collaboration committee, each of which will be comprised of an equal number of representatives from each party.
     In consideration for the rights granted to Takeda under the Collaboration Agreement, Takeda is required to pay Alnylam $100.0 million in upfront cash payments. Takeda is also required to make payments to Alnylam upon achievement of specified technology transfer, development and commercialization milestones set forth in the Collaboration Agreement and royalty payments based on sales of RNAi therapeutic products by Takeda, its affiliates and sublicensees.
     The term of the Collaboration Agreement generally ends upon the later of (i) the expiration of the last-to-expire Alnylam patent covering a licensed product and (ii) the last-to-expire term of a profit sharing agreement, into which Alnylam may elect to enter, to participate with Takeda in the development and commercialization in the United States of a licensed product. The Collaboration Agreement may be terminated by either party in the event the other party fails to cure a material breach under the Collaboration Agreement. In addition, after the first anniversary of the effective date of the Collaboration Agreement, Takeda may terminate the Collaboration Agreement on a licensed product-by-licensed product or country-by-country basis upon 180-days prior written notice to Alnylam, provided, however, that Takeda is required to continue to make royalty payments to Alnylam for the duration of the royalty term with respect to a licensed product.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALNYLAM PHARMACEUTICALS, INC.
Date: June 2, 2008	By:	/s/ Barry E. Greene
Barry E. Greene
President and Chief Operating Officer